EXHIBIT 13.14

Name: Thanks for Your Interest in ADPI Capital™

Type: Email

Platform: Email

Date Posted/Sent: 10MAY2022

Hi,

I just wanted to reach out to personally thank you for your interest in ADPI Capital™ and Equity Fund 1™.   Your response to Equity Fund 1™ has been absolutely overwhelming since our launch a little over a week ago. In fact, as of today, we've collected nearly 85% of our required soft commitments for our initial raise!

But what does that actually mean? And what are the next steps?

Well, that's why I'm taking the time to write you all this note.

Test the Waters (TTW)

On Friday, April 29th, 2022, the ADPI Capital™ team filed its preliminary offering circular for Equity Fund 1™ (aka the Fund) with the U.S. Securities and Exchange Commission (SEC).

You can view this document in its entirety here.

Over the next 21 calendar days, the SEC will review and provide comments on our documentation prior to accepting it.

This waiting period is known as the Test the Waters (TTW) phase of the Fund.

While we are able to gather interest in the Fund and record "soft commitments," we are unable to actually raise and deploy capital until our documentation has been accepted by all federal and state regulatory bodies, including the SEC.

What's Next?

Late last week, the SEC informed our team that they have started the review process on our documentation.

Over the next few weeks, we will work with our legal advisors and the SEC to respond to any comments they may have.

Once the SEC accepts our documents, we will file the appropriate paperwork with each individual state regulatory body which will allow us to begin the capital-raising process.

Keep in mind that a few states enforce a waiting period prior to allowing issuers like us to raise capital for projects.

As soon as we have an updated timeline on when we can accept capital into the Fund, we will be sure to let you know.

In the meantime, we are working diligently to review and underwrite qualified real estate opportunities from our Military Multifamily Academy Heroes™.

What Can You Do While You Wait?

In the next week or so, I'll be posting a video detailing how to complete your profile set up on our secure Investor Portal.

Once your profile is complete, all you will have to do is sync your bank accounts, review and sign all the required documentation and subscription agreements, and seamlessly transfer your desired investment directly to the Fund.

In the meantime, I encourage each and every one of you to check out our complete overview video and updated FAQ section on our website.

In this video webinar, Adam La Barr and I go through all the details regarding Equity Fund 1™ and take time to answer many of the FAQs we've received from the community up to this point.

Just tap the button below to watch the recording now

Watch Equity Fund 1™ Overview Webinar

Thanks again for your interest in ADPI Capital™ and Equity Fund 1™. I look forward to helping you achieve your passive investing goals.

If you have any questions, please don't hesitate to reach out.

Cheers,

Kevin Brenner

Director of Investor Relations, ADPI Capital™

Host, ADPI Podcast

invest@adpicapital.com

The information provided herein does not, and is not intended to, constitute legal advice; instead, all information, content, and materials are for general informational purposes only. Information contained herein may not constitute the most up-to-date legal or other information. Readers should contact their attorney to obtain advice with respect to any particular legal matter. No reader should act or refrain from acting on the basis of   information contained herein without first seeking legal advice from counsel in the relevant jurisdiction.

No money or other consideration is being solicited for our Regulation A+ offering at this time and if sent into the Fund will not be accepted. No offer to buy securities in a Regulation A+ offering of the Fund can be accepted and no part of the purchase price can be received until the Fund's offering statement is qualified with the SEC. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in the Fund's offering involves no obligation or commitment of any kind.

The Fund is testing the waters under Regulation A of the Securities Act of 1933, as amended. This process allows companies to determine whether there may be interest in an eventual offering of its securities. the Fund is not under any obligation to make an offering under Regulation A. The Fund may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering may not be made under Regulation A. For example, the Company may determine to proceed with an offering under Rule 506(c) of Regulation D, in which case we will only offer our securities to accredited investors as defined by Rule 501(a) of Regulation D. If the Fund does go ahead with an offering under Regulation A, it will only be able to make sales after it has filed an offering statement with the Securities and Exchange Commission (“SEC”) and only after the SEC has qualified such offering statement. The information in the offering statement will be more complete than these test-the-waters materials and could differ in important ways. You must read the offering statement filed with the SEC. Visit https://bit.ly/39zVgPa to review our preliminary offering circular.